As filed with the Securities and Exchange Commission on September 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEARWATER ANALYTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-1043711
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 W. Main Street Suite 900 Boise, ID	83702
(Address of Principal Executive Offices)	(Zip Code)

Clearwater Analytics Holdings, Inc. 2021 Omnibus Incentive Plan

Clearwater Analytics Holdings, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Alphonse Valbrune

Chief Legal Officer

777 W. Main Street

Suite 900

Boise, ID 83702

(208) 918-2400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, P.C.

Ross M. Leff, P.C.

Aslam A. Rawoof

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.001 per share, reserved for issuance pursuant to the Clearwater Analytics Holdings, Inc. 2021 Omnibus Incentive Plan	22,370,552	$25.00(2)	$559,263,800.00	$61,015.68
Class A common stock, par value $0.001 per share, reserved for issuance in respect of options pursuant to the Clearwater Analytics Holdings, Inc. 2021 Omnibus Incentive Plan	22,999,185(3)	$8.35(4)	$192,043,194.75	$20,951.91
Class A common stock, par value $0.001 per share, reserved for issuance pursuant to the Clearwater Analytics Holdings, Inc. 2021 Employee Stock Purchase Plan	3,472,178	$25.00(2)	$86,804,450.00	$9,470.37

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock which become issuable under the Clearwater Analytics Holdings, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of our outstanding Class A common stock, shares of Class A common stock that may again become available for delivery with respect to awards under the Omnibus Plan and the ESPP pursuant to the share counting, share recycling and other terms and conditions of such plans, and shares of Class A common stock that may become reserved and available for delivery with respect to awards under the Omnibus Plan and the ESPP, including pursuant to the “evergreen” provisions of the Omnibus Plan and the ESPP.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on a per share price of $25.00, the average of the high and low price of the Class A common stock on September 23, 2021, as reported on the New York Stock Exchange.

(3)

Issued and outstanding options to purchase Class B Common Units of CWAN Holdings, LLC (f/k/a Carbon Analytics Holdings LLC) under the Carbon Analytics LLC 2017 Equity Incentive Plan were converted into options to purchase shares of Class A common stock, subject to the terms of the Omnibus Plan (the “Converted Options”). Represents 22,999,185 shares of Class A common stock issuable upon the exercise of Converted Options under the Omnibus Plan as of September 27, 2021.

(4)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $8.35 per share (rounded up to the nearest cent) for outstanding stock options granted under the Omnibus Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Clearwater Analytics Holdings, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)

The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-259155) on September  27, 2021, relating to the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-259155), originally filed with the Commission on August 30, 2021 (as amended, including all exhibits);

(b)

The description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 23, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on September 28, 2021.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation’s Board of Directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the DGCL, the amended and restated bylaws of the Company provide that:

•

The Company shall indemnify its directors and officers for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Company is not obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Company’s Board of Directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Company may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Company also maintains directors’ and officers’ insurance to insure such persons against certain liabilities.

The Company has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Company’s certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s certificate of incorporation and bylaws.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-259155) provides for indemnification by the underwriters of the Company and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Clearwater Analytics Holdings, Inc. (filed with the SEC on September 28, 2021 as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference)

3.2	Amended and Restated Bylaws of Clearwater Analytics Holdings, Inc. (filed with the SEC on September 28, 2021 as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference)

5.1*	Opinion of Kirkland & Ellis LLP

10.1*	Clearwater Analytics Holdings, Inc. 2021 Omnibus Incentive Plan (filed with the SEC on September 20, 2021 as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1/A and incorporated herein by reference)

10.2*	2021 Employee Stock Purchase Plan (filed with the SEC on August 30, 2021 as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 and incorporated herein by reference)

10.3*	Form of Notice of Amendment to Option Agreement (2017 Equity Incentive Plan) (filed with the SEC on September 9, 2021 as Exhibit 10.19 to the Registrant’s Registration Statement on Form S-1/A and incorporated herein by reference)

10.4*	Form of Time-Vesting Restricted Stock Unit Award Agreement

10.5*	Form of Performance-Vesting Restricted Stock Unit Award Agreement

23.1*	Consent of KPMG LLP, independent registered public accounting firm, as to Clearwater Analytics Holdings, Inc.

23.2*	Consent of KPMG LLP, independent registered public accounting firm, as to CWAN Holdings, LLC

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boise, Idaho, on September 28, 2021.

CLEARWATER ANALYTICS HOLDINGS, INC.

By:	/s/ Sandeep Sahai
Name: Sandeep Sahai
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints Sandeep Sahai, Jim Cox and Alphonse Valbrune as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys and agents full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorneys and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title

/s/ Sandeep Sahai Sandeep Sahai	Chief Executive Officer and Director (principal executive officer)

/s/ Jim Cox Jim Cox	Chief Financial Officer (principal financial and accounting officer)

/s/ Eric Lee Eric Lee	Director

/s/ Jacques Aigrain Jacques Aigrain	Director

/s/ Kathleen A. Corbet Kathleen A. Corbet	Director

/s/ Cary Davis Cary Davis	Director

/s/ Anthony J. deNicola Anthony J. deNicola	Director

/s/ Christopher Hooper Christopher Hooper	Director

Signature	Title

/s/ Marcus Ryu Marcus Ryu	Director

/s/ Andrew Young Andrew Young	Director